UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Beach First National Bancshares, Inc.
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Beach First National Bancshares, Inc.
3751 Grissom Parkway, Suite 100
Myrtle Beach, South Carolina 29577

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2006 and answer your questions. We are excited about our accomplishments in 2006 and look forward to discussing both our accomplishments and our 2007 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on April 18, 2007, at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:

1. To elect five members to our Board of Directors; and

2. To amend Beach First National Bancshares, Inc. 1997 Stock Option Plan to increase the shares available for issuance by 111,224; and

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 2, 2007, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

Walter E. Standish, III
President & Chief Executive Officer

Myrtle Beach, South Carolina
March 22, 2007

Notice of Annual Meeting of Shareholders
Proxy Statement
Voting Information
Proposal No. 1:
Election of Directors
Report of the Audit Committee of the Board
Nominating and Corporate Governance Committee
Communications with the Board
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Objectives
Committee Charter and Members
Interaction with Consultants
Role of Executives in Compensation Committee Deliberations
Compensation Committee Activity
Pay Components — Overview
Employment Agreements
Pension Benefits — Narrative
Nonqualified Deferred Compensation
Potential Benefits Upon Termination or Change in Control
Voluntary Termination
Normal Retirement
Termination by the Company Without Cause
Termination For Cause
Disability
Death
Involuntary Termination Following a Change in Control
Voluntary Termination Following a Change in Control
Director Compensation Table
Director Compensation
Beneficial Owners and Management
General
Proposal No. 2:
General
Description of the Plan
Federal Tax Consequences
New Plan Benefits
Shareholder Approval Required
Audit Fees
Oversight of Accountants; Approval of Accounting Fees
Certain Relationships and Related Transactions Interests of Management and Others in Certain Transactions

Beach First National Bancshares, Inc.
3751 Grissom Parkway, Suite 100
Myrtle Beach, South Carolina 29577

Proxy Statement

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

The board set March 2, 2007, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 4,768,413 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee is required to provide you with a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint Raymond E. Cleary, III and Richard N. Burch as your representatives at the meeting. Messrs. Cleary and Burch will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Messrs. Cleary and Burch will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. (Again, though, if you are not the shareholder of record, you must first obtain a signed proxy from the shareholder of record giving you the right to vote the shares.)

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 22, 2007.

We are enclosing with this proxy statement a copy of our annual report for the year ended December 31, 2006. In addition, our Annual Report on Form 10-K for the year ended December 31, 2006 and other SEC filings are available to the public on the SEC’s website on the Internet at www.sec.gov. Upon written or oral request by any shareholder, we will deliver a copy of our Annual Report on Form 10-K. In addition, upon written or oral request, we will also promptly deliver a separate copy of this proxy statement or the attached annual report to our shareholders at a shared address to which a single copy of the document was delivered.

Proposal No. 1:

Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2008 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2009 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Raymond E. Cleary, III, DDS Joe N. Jarrett, Jr., MD Richard E. Lester Don J. Smith	Michael Bert Anderson Bartlett Buie Michael D. Harrington Rick H. Seagroves Walter E. Standish, III	James C. Yahnis Samuel Robert Spann, Jr. B. Larkin Spivey, Jr. Leigh Ammons Meese E. Thomas Fulmer

Shareholders will elect five nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2010 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you elect James C. Yahnis, Samuel Robert Spann, Jr., B. Larkin Spivey, Jr., Leigh Ammons Meese, and E. Thomas Fulmer as Class III directors.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Burch and Cleary will vote your proxy to elect Messrs. Yahnis, Spann, Spivey, Meese and Fulmer. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Burch and Cleary will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. Each of the nominees has been a director of our company and of our subsidiary, Beach First National Bank, since the company’s inception in 1995, with the exception of Ms. Meese, who joined the board in 2001 and Mr. Fulmer, who joined us in 2003.

The Board unanimously recommends a vote FOR these nominees.

James C. Yahnis, 51, is an owner of The Yahnis Company, a beverage wholesale company in Myrtle Beach and Florence. South Carolina. Mr. Yahnis was previously in the real estate appraisal business for more than 15 years, and has been active in beverage wholesaling for 15 years. He also serves as a member of the executive committee of the Myrtle Beach Regional Economic Development Board. Mr. Yahnis has been a director of our holding company and our bank since our formation in 1995.

Samuel Robert Spann, Jr., 58, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc., since 1975. He has been a director of our company and our bank since our formation in 1995.

B. Larkin Spivey, Jr., 66, is President of Birch Canoe Campground, Inc., which owns a Kampgrounds of America (“KOA”) franchised camping resort. He is the general manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He is also a Christian writer and speaker, and author of God in the Trenches (Allegiance Press, 2001) and Miracles of the American Revolution

(Allegiance Press, 2004). He has been a director of our holding company and our bank since our formation in 1995.

Leigh Ammons Meese, 36, is the president of Sea Mist Resort and Family Kingdom Amusement Park. Admitted to the South Carolina Bar in 1995, Ms. Meese was an associate specializing in employment litigation with Bellamy, Rutenberg, Copeland, Epps, Gravely & Bowers, PA, until joining the family business in spring 1997. She has been a director of our holding company and our bank since 2001.

E. Thomas Fulmer, 59, is the owner of Beachcomber Realty, a North Myrtle Beach real estate firm that specializes in sales, rentals, and time-shares. Prior to founding Beachcomber Realty in 1985, Mr. Fulmer worked in the banking industry, serving the former First Palmetto Bank as a senior vice president and member of the board of directors. He has been a director of our holding company and our bank since 2003.

Set forth below is also information about each of our other directors. Each of the following directors has been a director of our company and of our subsidiary, Beach First National Bank, since the company’s inception in 1995, with the exception of Mr. Standish, who joined us in March 2000.

Michael Bert Anderson, 47, is a managing partner in the Patricia Hotels, Coral Beach Resort, and the Bay Watch Resorts, and has been in the resort management business since 1980. Mr. Anderson also serves on the boards of the Downtown Redevelopment Corporation of Myrtle Beach and the Waccamaw Regional Transit Authority. He has been a director of our company and our bank since our formation in 1995.

Bartlett Buie, 58, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA, in Myrtle Beach, South Carolina. A certified public accountant since 1974, Mr. Buie has more than 30 years experience in business. He has been a director of our company and our bank since our formation in 1995.

Michael D. Harrington, 59, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our company and our bank since our formation in 1995.

Rick H. Seagroves, 50, is the owner and chief executive officer of Southeast Restaurants Corporation, which operates 40 Pizza Hut restaurants in eastern South Carolina. Mr. Seagroves has served in the franchise restaurant business for nearly 30 years. He has been a director of our company and our bank since our formation in 1995.

Walter E. Standish, III, 56, is the president and chief executive officer of Beach First National Bancshares, Inc., Beach First National Bank, and subsidiaries. Prior to joining us in March 2000, Mr. Standish served Bank of America and its predecessors for more than 25 years.

Dr. Raymond E. Cleary, III, 58, is chairman of the board of Beach First National Bancshares, Inc. and Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina for nearly 30 years. In 2004, Dr. Cleary was elected a South Carolina state senator for District No. 34 covering Charleston, Georgetown, and Horry Counties. He has been a director of our company and our bank since our formation in 1995.

Dr. Joe N. Jarrett, Jr., 58, is a board certified orthopaedic surgeon with Strand Orthopaedic Consultants, LLC, in Myrtle Beach, South Carolina, and has been practicing medicine for more than 25 years. He has been a director of our company and our bank since our formation in 1995.

Richard E. Lester, 63, practices real estate law with the firm of Lester, Lester, & Harwell, P.A., and was admitted to the South Carolina Bar in 1969. A retired municipal judge for the City of Myrtle Beach, Mr. Lester has been a director of our holding company and our bank since our formation in 1995.

Don J. Smith, 56, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm serving the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for more than 30 years. He has been a director of our company and our bank since our formation in 1995.

Set forth below is also information about each of our named executive officers.

Richard N. Burch, 48, is an executive vice president, chief financial officer, and secretary of Beach First National Bancshares Inc., Beach First National Bank, and subsidiaries. He has more than 24 years of banking experience and has been with Beach First National Bank for six years. He previously served The Anchor Bank as senior vice president and director of operations.

M. Katharine (“Katie”) Huntley, 56, is an executive vice president and chief credit officer of Beach First National Bank and assistant secretary of our holding company. Ms. Huntley has more than 33 years of experience in administrative banking and finance. Ms. Huntley has been with the bank since its inception.

Julien E. Springs, 50, is an executive vice president and business development officer for Beach First National Bank. He has more than 27 years of experience in banking and loan production in the Myrtle Beach area, and has been with Beach First National Bank for six years. Mr. Springs previously served The Anchor Bank as a senior vice president and was its city executive for the Myrtle Beach market for four years.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Corporate Governance” which are available at www.beachfirst.com by first clicking “Investor Relations” and then “Corporate Governance”. These principles were adopted by the Board to help ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and that the interests of the Board and management are aligned with the interests of the shareholders.

Director Independence

Our board of directors is comprised of a majority of independent directors in compliance with the listing requirements of The NASDAQ Global Market. The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Global Market listing standards.

The Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

(1) Raymond E. Cleary, III	(7) Leigh Ammons Meese
(2) Michael Bert Anderson	(8) Rick H. Seagroves
(3) Bartlett Buie	(9) Don J. Smith
(4) E. Thomas Fulmer	(10) Samuel R. Spann, Jr.
(5) Joe N. Jarrett	(11) B. Larkin Spivey, Jr.
(6) Richard E. Lester	(12) James C. Yahnis

In addition, based on such standards, the Board affirmatively determined that Walt Standish is not independent because he serves as our chief executive officer and Michael D. Harrington is not independent because he entered into a related party transaction that exceeded $120,000 for the construction of the bank’s new main office. For more information, please see the discussion below under “Certain Relationships and Related Transactions; Interests of Management and Others in Certain Transactions.”

Meetings and Committees of the Board of Directors

During the year ended December 31, 2006, the Board of Directors held nine joint meetings of the company and Beach First National Bank. All of the directors of the company attended at least 75% of the aggregate of the board meetings and committee meetings on which such board members served during this period. We have adopted a policy that requires our directors to attend the annual shareholders meeting absent unusual or extenuating circumstances. Twelve of our directors attended the annual meeting last year.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. In accordance with the NASDAQ Exchange listing standards, all the committees are comprised solely of non-employee, independent directors.

Audit	Nominating & Corporate	Compensation
Committee	Governance Committee	Committee

Michael Bert Anderson* Bartlett Buie Leigh Ammons Meese Rick H. Seagroves B. Larkin Spivey, Jr.	Raymond E. Cleary, III* Joe N. Jarrett, Jr. Richard E. Lester Don J. Smith	Michael Bert Anderson Bartlett Buie* Raymond E. Cleary, III Joe N. Jarrett, Jr. Richard E. Lester Don J. Smith

*	Committee Chairman

Audit Committee

The audit committee is composed of Messrs. Buie, Anderson, Meese, Seagroves, and Spivey. Each member is considered “independent” under applicable NASDAQ listing standards. Our board has determined that Mr. Buie qualifies as an audit committee financial expert under the SEC rules. The audit committee met seven times in 2006.

The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent accountants for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent accountants the results of the audit and management’s responses. The audit committee charter, which is available at our website, www.beachfirst.com by first clicking “Investor Relations” and then “Corporate Governance,” was adopted by our board of directors on December 20, 2000 and amended on February 23, 2004 and January 31, 2006. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s Board of Directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The report of the audit committee is included herein at the direction of its members, Messrs. Buie, Anderson, Meese, Seagroves, and Spivey.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Cleary, Jarrett, Smith and Lester. Each member is considered “independent” under applicable NASDAQ listing standards. The nominating committee met one time during 2006. The committee recommends nominees for election to the Board of Directors. The committee acts under a written charter adopted by the Board of Directors on June 15, 2005. The Nominating and Corporate Governance Charters are available at www.beachfirst.com by first clicking “Investor Relations” and then “Corporate Governance”.

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the nominating committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the Board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

The committee will consider director candidates recommended by shareholders who appear to be qualified to serve on our Board of Directors. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the committee’s resources, the committee will consider only those director candidates recommended in accordance with the procedures set forth below.

The committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company on or before the later to occur of (i) 60 days prior to the annual or special meeting or (ii) 10 days after notice of the meeting is provided to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in banking, business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

The committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The Board of Directors considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via e-mail. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Beach First National Bancshares, Inc.
c/o Richard N. Burch, Secretary
3751 Robert M. Grissom Parkway, Suite 100
Myrtle Beach, SC 29577

Shareholders who wish to send such communications via e-mail can do so at www.beachfirst.com. By clicking on the “Investor Relations” tab and then investor@beachfirst.com, you may send an e-mail to any one or a combination of directors.

The Board has instructed the Secretary to review all communications so received (via regular mail or e-mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Ethics

The Company’s Code of Business Conduct, which is the Company’s code of ethics applicable to all directors, managers and employees, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct is available at www.beachfirst.com by first clicking on “Investor Relations” and then “Corporate Governance”. The Code of Business Conduct is also available in print to any shareholder who requests it.

The Board has established a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party may submit a report to the following address:

Michael Bert Anderson, Audit Committee Chairperson
Beach First National Bancshares, Inc.
P O Box 7368
Myrtle Beach, SC 29572

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2006 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The NEOs are Mr. Walter E. Standish, III, President & CEO; Mr. Richard N. Burch, EVP, Chief Financial Officer & Secretary; Ms. Mary Katharine Huntley, EVP & Chief Credit Officer & Mr. Julien E. Springs, EVP. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

The Compensation Committee is responsible for approving the Company’s overall compensation and benefit programs, and for administrating the compensation of the Company’s CEO and NEOs.

Compensation Objectives

The Compensation Committee has not formally reduced the compensation plan to writing; however, the objective of the compensation plan is to attract and retain employees that will provide long term value for our shareholders. The compensation program is designed to reward performance that enhances shareholder value. The Compensation Committee makes salary determinations for the CEO and, along with the CEO, makes salary recommendations for other members of the Company’s named executive officers. The Compensation Committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but members take into account a review of peer salaries to the extent they are available.

Committee Charter and Members

The Compensation Committee’s primary duties and responsibilities are to (1) discharge the Board’s responsibilities relating to the compensation of the Company’s executives and (2) oversee the Company’s compensation and personnel policies, benefit programs, and plans, including management development and succession plans, and approve executive management and certain other benefit programs. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. The Charter of the Compensation Committee is available on the Company’s website (www.beachfirst.com), by first clicking on “Investor Relations” and then “Corporate Governance”. The Compensation Committee Charter is also available in print to any shareholder who requests it. As of December 31, 2006, the members of the Company’s Compensation Committee are Messrs. Buie, Chairman, Cleary, Smith, Anderson, Lester, and Jarrett, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Compensation Committee has not engaged a compensation consultant at this time. The Compensation Committee Charter authorizes the committee to retain, at the Company’s expense, such special consultants and experts as it deems necessary to execute its duties.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee has the ability to request the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may attend a Committee meeting to provide pertinent financial or legal information. Only independent committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Compensation Committee also determines the compensation for other NEOs to recommend to the full board, based on the CEO’s recommendations.

Compensation Committee Activity

In 2006, the Compensation Committee met two times and took the actions listed below.

•	Developed and approved a Compensation Committee Charter.

•	Approved an increase in the projected Salary Continuation Plan benefit to 35% of final pay for Messrs. Standish, Burch, Huntley and Springs.

•	Approved the bonuses for 2006 and approved salary increases for the CEO and NEOs.

Pay Components — Overview

The Company’s executive compensation program includes the components listed below.

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•	Annual Cash Bonus — Bonus payments for NEOs, except for CEO, are determined by CEO annually and reported to the Compensation Committee before being awarded. The Compensation Committee has the ability to increase or decrease any awards. Bonus payments to the CEO are contractual based on an employment agreement. See section entitled “Employment Agreements” later in this section.

•	Long-Term Incentives — equity-based awards (Stock Options and Restricted Stock).

•	401(k) Retirement Savings Plan.

•	Executive Retirement Benefits — the CEO and other NEOs have Supplemental Executive Retirement Plan agreements defined as a “Salary Continuation Agreement”.

•	Other Compensation — perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. The NEOs also participate in the Company’s Split Dollar Life Insurance Plan and additional variable life insurance policies. The NEOs receive an automobile allowance or personal use of a company owned vehicle and club membership/dues.

Salary.  The Company currently pays its top three executives cash salaries based on a review of peer salaries to the extent they are comparable and available. Experience and prior performance are the main drivers. Base salaries will be consistently monitored based on performance in the particular job as well as the competitive environment. The Company periodically benchmarks executive officer total compensation against a peer group. The Compensation Committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate. For 2006, the peer group was composed of a group of 13 financial institutions in the South Carolina and North Carolina markets with banking assets ranging from $300 million to $600 million.

The Compensation Committee also uses publicly available data to evaluate executive compensation and compare the Company’s overall performance to peers. Through benchmarking, the Compensation Committee ensures that total executive compensation and its elements are appropriately targeted for both actual performance results and competitive positioning.

The Company’s Board of Directors approved salaries for all executive officers in 2006. Based on recommendations from the Compensation Committee, the Board approved the following increases: Richard N. Burch, $15,000, Mary Katharine Huntley, $15,000 and Julien E. Springs, $15,000.

Bonus.  Bonus payments for the CEO are contractually based on Mr. Standish’s employment agreement. It provides for a cash payment based on 5% of the net income for the company. The Compensation Committee may increase or decrease the bonus amount based on extraordinary gains or losses at their sole discretion.

Bonus payments for the three executive officers are determined by CEO annually and recommended to the Compensation Committee for concurrence before being awarded. The Compensation Committee has the ability to increase or decrease any awards.

Long-Term Incentives.  The Company uses long-term incentives to encourage retention, encourage a long term view of earnings, and reward performance. The Company has a Stock Option Plan which includes the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers other than the CEO, the Compensation Committee considers the CEO’s input. The Corporation has not granted any restricted stock awards since inception of the Plan. Individual stock option grants are considered on an annual basis with no grants in 2006. The Board awards stock options using a discretionary methodology.

401(k) Retirement Savings Plan.  The Company sponsors a 401(k) Savings Plan (the “401(k) Plan”) pursuant to which the Company makes contributions through an employer match on employee contributions. All employees working at least 1,000 hours a year are eligible to participate in the 401(k) Plan. The Company matches on an annual basis 85% of each $1.00 an employee contributes up to a maximum employer match of 6% of the employee’s gross salary. All employer matched funds are fully vested upon payment.

Executive Retirement Benefits.  The Company has non-qualified, unfunded supplemental executive retirement plan arrangements or “Salary Continuation Agreements” in place for the NEOs, Messrs. Standish, Burch, Huntley and Springs.

The Company provides Salary Continuation Agreements to the NEOs as a part of their overall compensation package. The Company currently has Salary Continuation Agreements with Messrs. Standish, Burch, Huntley and Springs that have been in place since 2004. The Salary Continuation Agreement allocates a supplemental retirement benefit to each officer of 35% of final pay for 15 years starting at age 65. The program also incorporates a 10 year vesting schedule and includes provisions for voluntary termination, involuntary termination, termination for cause, disability, death, and change in control. Refer to the pension benefits table and the post-termination narrative for more detail.

Other Compensation.  The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs. Messrs. Burch, Huntley and Springs receive an automobile allowance. Mr. Standish has personal use of company owned vehicles. Messrs. Standish, Burch and Springs receive paid country club memberships. Messrs. Standish, Burch, Huntley and Springs participate in a split dollar life insurance plan. The split dollar life insurance policies have the following death benefits: Mr. Standish, $1,027,191, Mr. Burch, $730,368, and Ms. Huntley, $765,263 and Mr. Springs, $638,616. In addition, NEOs have additional whole life insurance policies equal to two times the NEO’s annual salary.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in our year-end disclosure documents. The Compensation Committee report is included herein at the direction of its members, Messrs. Buie, Chairman, Cleary, Smith, Anderson, Lester and Jarrett.

Employment Agreements

We entered into an employment agreement with Mr. Standish to serve as our company’s and bank’s president and chief executive officer, on February 24, 2004 and amended on December 21, 2005 and February 27, 2007. The employment agreement provides for a salary of $165,000 per annum. The agreement also provides that Mr. Standish is entitled to receive a cash bonus equal to 5% of the net income of our company at year end as determined in each case in accordance with generally accepted accounting principles. The Compensation Committee may increase or decrease the bonus amount based on extraordinary gains or losses at their sole discretion. Mr. Standish is eligible to participate in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy, use of an automobile, and reimbursement for club dues and travel and business expenses. The agreement provides for an initial term ending on March 1, 2008. In the event of a change in control, the term will automatically extend for an additional three years. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards (including restricted stock and stock options) will lapse and all awards will vest immediately. During his employment and for a period of two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services. Under the agreement, a change in control of the bank means: “that there is a change in the composition of the Board of Directors of the Bank such that a majority of the directors are new to the Board; the Shareholders of the Bank approve a merger, consolidation or reorganization (unless such merger, consolidation or reorganization is as a result of a complete liquidation or dissolution of the Bank); or there is an agreement for the sale or other disposition of all or substantially all of the assets of the Bank to another entity (other than a transfer to a subsidiary of the Bank).”

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)	($)	($)(7)	($)(8)	($)		($)

Walter E. Standish, III, PEO	2006	150,000	—	—	—	280,701	39,509	42,388	(3)	550,455
President
Chief Executive Officer
Richard N. Burch, PFO	2006	118,366	100,000	—	—	—	11,313	23,595	(4)	265,735
Executive Vice President
Chief Financial Officer
Mary Katharine Huntley	2006	125,308	110,000	—	—	—	27,877	23,883	(5)	317,992
Executive Vice President
Chief Credit Officer
Julien E. Springs	2006	112,327	100,000	—	—	—	14,002	27,467	(6)	269,233
Executive Vice President

(1)	All compensation, including fringe benefits, is paid by our bank. The amount of perquisites and other personal benefits received did not exceed $10,000, except where noted.

(2)	Reflects bonuses earned for the fiscal year 2006.

(3)	Includes 401K contributions of $11,220, imputed income from term life insurance premiums of $4,807, Automobile value $15,279, Employer match insurance $6,709 and club dues of $4,373.

(4)	Includes 401K contributions of $6,036, imputed income from term life insurance premiums of $1,337, Automobile allowance $6,000, Employer match insurance $5,647 and club dues of $4,575.

(5)	Includes 401K contributions of $7,984, imputed income from term life insurance premiums of $3,581, Automobile allowance $6,000, Employer match insurance $6,318.

(6)	Includes 401K contributions of $10,828, imputed income from term life insurance premiums of $1,469, Automobile allowance $6,000, Employer match insurance $5,761 and club dues of $3,409.

(7)	Non equity incentive compensation: Mr. Standish’s bonus is paid according to an employment agreement. The terms are described in the Compensation Discussion and Analysis.

(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: The Company has Salary Continuation Agreements with Messrs. Standish, Burch, Huntley and Springs. Salary Continuation accruals for 2006 were: Mr. Standish, $39,509, Mr. Burch, $11,313, Ms. Huntley, $27,877 and Mr. Springs, $14,002.

Grants of Plan-Based Awards

All
								Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards	Awards:	or	Fair
								Number	Number	Base	Value
		Estimated Future Payouts			Estimated Future			of	of	Price	of
		Under non-Equity			Payouts Under Equity			Shares	Securities	of	Stock
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	And
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Options
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Awards

Walt Standish	03/01/07	—	$280,701	—	—	—	—	—	—	—	—

No equity grants were made in 2006 for the Company’s 1997 Stock Option Plan. The payment under the non-equity incentive plan described above was made pursuant to our employment agreement with Mr. Standish, under which he is entitled to receive a cash bonus equal to 5% of the net income of our company at year end as determined in each case in accordance with generally accepted accounting principles. The Compensation Committee may increase or decrease the bonus amount based on extraordinary gains or losses at their sole discretion. For the 2006 payment, the Compensation Committee based the 5% payment on the company’s net income less a one-time gain of $581,711 on the sale of the bank’s main office in June 2006.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
			Equity				Market	Awards:	Value of
			Incentive			Number	Value of	Number of	Unearned
			Plan			of Shares	Shares or	Unearned	Shares,
			Awards			or Units	Units of	Shares,	Units
	Number of	Number of	Number of			of Stock	Stock	Units	or Other
	Securities	Securities	Securities			That	That	or Other	Rights
	Underlying	Underlying	Underlying	Option		Have	Have	Rights	That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Not	That	Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not	Vested	Vesting
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	Vested (#)	($)	Date

Walter E. Standish, III, PEO	11,250	—	—	$5.56	03/20/2010	—	—	—	—	3/20/04
	45,000	—	—	$4.53	03/20/2012	—	—	—	—	3/20/02
	11,250	—	—	$9.38	03/01/2014	—	—	—	—	12/14/05
Richard N. Burch, PFO	6,750	—	—	$5.11	06/04/2011	—	—	—	—	06/04/05
	11,250	—	—	$8.56	12/31/2013	—	—	—	—	12/14/05
	11,250	—	—	$13.83	11/22/2014	—	—	—	—	12/14/05
Mary Katharine Huntley	6,000	—	—	$4.89	07/31/2012	—	—	—	—	12/14/05
	11,250	—	—	$8.56	12/31/2013	—	—	—	—	12/14/05
	11,250	—	—	$13.83	11/22/2014	—	—	—	—	12/14/05
Julien E. Springs	6,750	—	—	$5.11	04/17/2011	—	—	—	—	04/17/05
	11,250	—	—	$8.56	12/31/2013	—	—	—	—	12/14/05
	11,250	—	—	$13.83	11/22/2014	—	—	—	—	12/14/05

Option Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

Pension Benefits

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Walter E. Standish, III, PEO	Salary Continuation Plan	7	120,343	—
Richard N. Burch, PFO	Salary Continuation Plan	6	32,761	—
Mary Katharine Huntley	Salary Continuation Plan	10	88,120	—
Julien E. Springs	Salary Continuation Plan	6	41,510	—

Pension Benefits — Narrative

The Company currently has salary continuation agreements with Messrs. Standish, Burch, Huntley and Springs.

Narrative Description of the Salary Continuation Plans:  The 2006 benefit formula for Messrs. Standish, Burch, Huntley and Springs is 35% of final salary, paid annually for 15 years starting at age 65. Refer to the post-termination narrative for salary continuation benefits payable upon other termination events. The normal retirement age is defined as age 65 for all four officers. All benefits are adjusted based on actual salary each year and projected based on a 6% annual increase factor. Mr. Standish’s benefit is projected to be $75,285 per year for 15 years starting at age 65. Mr. Burch’s benefit is projected to be $130,127 per year for 15 years starting at age 65. Ms. Huntley’s benefit is projected to be $75,285 per year for 15 years starting at age 65. Mr. Springs’ benefit is projected to be $103,326 per year for 15 years starting at age 65. The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2006. The accrual balance is determined using an assumed compensation inflator of 7%. The plans utilize a ten-year vesting schedule.

Nonqualified Deferred Compensation

The Company does not provide employees with non-qualified deferred compensation opportunities, nor does it offer non-qualified defined contribution plans.

Potential Benefits Upon Termination or Change in Control

The following discussion below reflects the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Amounts do not include compensation and benefits available to all of the Company’s general employees.

The Company has entered into an employment agreement with Mr. Standish. Summaries of the agreements are provided in the Compensation Discussion and Analysis, and payments upon termination or change in control are specified in this section.

Walter E. Standish, III, President & CEO:  Employment contract does not require any additional payments except upon a change in control. This change in control provision renews the contract automatically for an additional three year term with all benefits and payments defined by agreement.

Stock based compensation shall immediately vest at change of control. Voluntary, involuntary or cause termination, early or normal retirement, will require option based compensation to be exercised within 90 days of termination date or forfeiture will result for any unexercised options.

Salary Continuation based compensation will be paid based upon vested percentage for voluntary, involuntary or cause termination and early retirement. Benefits for disability will be calculated based on 100% of the account value determined as of the end of the Plan Year preceding Separation from Service, then increasing the vested balance at an annual rate of six percent (6%), compounded monthly until commencement of benefit payments at normal retirement age of 65 for a period of 15 years, payable monthly.

Potential Benefits Upon Termination or Change in Control

						Involuntary
						for Good
				Involuntary		Reason
Compensation and/or				Not for		Termination
Benefits Payable Upon	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Termination	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Walter E. Standish, III
Salary(1)	0	0	0	192,500	0	495,000	0	0
Annual Cash Bonus(2)	0	0	0	387,500		1,387,250	0	0
Salary Continuation(3)	10,385	10,385	96,519	96,519	0	96,519	96,519	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	1,027,091
Auto	0	0	0	17,500	0	45,000	0	0
Club Membership Dues	0	0	0	7,000	0	15,000	0	0
Richard N. Burch
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	3,073	3,073	130,127	130,127	0	130,127	130,127	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	730,368
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0
M. Katharine (“Katie”) Huntley
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	11,413	11,413	75,285	75,285	0	75,285	75,285	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	765,263
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0
Julien E. Springs
Salary	0	0	0	0	0	0	0	0
Annual Cash Bonus	0	0	0	0	0	0	0	0
Salary Continuation(3)	4,175	4,175	103,326	103,326	0	103,326	103,326	0
Split Dollar Life Benefit	0	0	0	0	0	0	0	638,616
Auto	0	0	0	0	0	0	0	0
Club Membership Dues	0	0	0	0	0	0	0	0

(1)	Based on remaining term of employment contract.

(2)	Annual cash bonus is based on 5% of net income for the company based on net income growth rates of 25%, 20%, 15% for years ended 2007 through 2009, respectively.

(3)	Reflects the annual amount that shall be paid in equal monthly installments for 180 months, beginning with the month following the normal retirement age.

Voluntary Termination

Under the Salary Continuance Plans, Messrs. Standish, Burch, Huntley, and Springs will receive benefits based on the individual vesting at time of voluntary termination. Stock Options shall terminate 30 days after the date on which the grantee ceases to be an employee of the Company.

Normal Retirement

Retirement prior to age 65 is treated the same as voluntary termination for the officers. Projected retirement benefits at age 65 are disclosed in the Pension Benefits Table narrative.

Termination by the Company Without Cause

The employment agreement for Mr. Standish provides for severance payments and eligibility for benefits if the Company terminates his employment without cause. Mr. Standish will receive payments equal to the remaining term of the contract. See Compensation Discussion and Analysis for details on Mr. Standish’s employment agreement.

Termination For Cause

If the Company terminates any of the NEOs for cause, the Company shall have no obligations to the executive as of the date of termination.

Disability

If Messrs. Standish, Burch, Huntley or Springs become disabled, the salary continuation agreements will become 100% vested in the benefit which provides payments starting at age 65 for 15 years. Annual projected benefits under this plan include the following: Mr. Standish, $96,519, Mr. Burch, $130,127, Ms. Huntley, $75,285, Mr. Springs, $103,326. The split dollar life insurance policies are maintained by the Company in the event of disability.

Death

In the event of death for Messrs. Standish, Burch, Huntley or Springs, the beneficiary named shall received the benefit designated under the Split Dollar Plan.

Involuntary Termination Following a Change in Control

As specified in the employment agreement for Mr. Standish, under involuntary termination following a change in control, the agreement provides for the employment agreement to automatically renew for three years and his unvested stock options shall fully vest and become exercisable. Under the Stock Option Plan, the NEOs’ unvested stock options shall fully vest and become exercisable. Under the Salary Continuation Agreements, Messrs. Standish, Burch, Huntley and Springs the benefit will equal 100% of the projected benefit at normal retirement age. Benefits will be paid in equal monthly installments for 15 years beginning at age 65. Annual projected benefits under this plan include the following: Mr. Standish, $96,519, Mr. Burch, $130,127, Ms. Huntley, $75,285, Mr. Springs, $103,326. The split dollar life insurance policies will be maintained by the Company. The NEOs will receive a gross-up payment to cover any excise and other income taxes triggered under IRC Section 280G as provided in the Salary Continuation Agreements.

Voluntary Termination Following a Change in Control

All payments and benefits are the same as specified under Voluntary Termination.

Director Compensation Table

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total	Projected
Name	($)	($)	($)	($)	Earnings(1)	($)	($)	Benefit

Raymond E. Cleary, III	—	—	—	—	6,355	—	6,355	21,689
Chairman
Michael Bert Anderson	—	—	—	—	2,380	—	2,380	45,651
Bartlett Buie	—	—	—	—	6,355	—	6,355	21,689
E. Thomas Fulmer	—	—	—	—	7,229	—	7,229	20,270
Michael Harrington	—	—	—	—	7,093	—	7,093	20,270
Joe N. Jarrett	—	—	—	—	6,355	—	6,355	21,689
Richard E. Lester	—	—	—	—	11,857	—	11,857	15,564
Leigh Ammons Meese	—	—	—	—	1,153	—	1,153	89,803
Rick H. Seagroves	—	—	—	—	3,025	—	3,025	37,265
Don J. Smith	—	—	—	—	5,175	—	5,175	24,831
Samuel R. Spann, Jr.	—	—	—	—	7,093	—	7,093	20,270
B. Larkin Spivey, Jr.	—	—	—	—	25,398	—	25,398	11,797
James C. Yahnis					3,581		3,581	32,549

(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: The Company has Supplemental Director Retirement Plans for all directors except Mr. Standish. SDRP accruals for 2006 are represented in this column.

Director Compensation

The Company uses a deferred compensation and stock based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. The above table reflects the amount of compensation to each of the directors of our Company.

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. We did not pay any cash directors’ fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to pay directors’ fees at some time in the future.

We instituted a Supplemental Director Retirement Plan (“SDRP”), which is a non-qualified director benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. The SDRP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the company. We have entered into SDRP contracts with the 13 directors of the Company.

Narrative Description of the SDRP:  The 2006 benefit formula for all directors is based on a $9,000 cash contribution to the plan and utilizing a 6% annual increase factor. Benefits are paid annually for 17 years starting at age 68. The normal retirement age is defined as age 68 for all directors. The accrual balance is determined using an assumed compensation inflator of 7%. The plans utilize a ten-year vesting schedule.

Other Compensation:  The following directors participate in a split dollar life insurance plan. The split dollar life insurance policies have the following death benefits and imputed income.

	Split Dollar Death	Imputed
Director	Benefit	Income(1)

Michael Bert Anderson	$222,645	$407
Bartlett Buie	$142,295	$740
Raymond E. Cleary, III	$135,313	$766
Michael Harrington	$136,275	$826
Joe N. Jarrett, Jr.	$142,295	$740
Richard E. Lester	$96,958	$880
Leigh Ammons Meese	$241,798	$244
Rick H. Seagroves	$195,638	$450
Don J. Smith	$167,102	$693
Samuel R. Spann, Jr.	$135,313	$766
B. Larkin Spivey, Jr.	$84,734	$1,145
James C. Yahnis	$175,385	$442

(1)	Imputed income is reported annually on form 1099 — MISC.

Beneficial Owners and Management

General

The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 2, 2007. Unless otherwise indicated, the mailing address for each beneficial owner is in care of Beach First National Bancshares, Inc., 3751 Robert M. Grissom Parkway, Suite 100, Myrtle Beach, South Carolina 29577.

			Percentage of
	Number of Shares		Beneficial
Name	Owned(1)	Right to Acquire(2)	Ownership(3)

Michael Bert Anderson	32,512	24,750	1.20%
Bartlett Buie	28,493	24,750	1.12%
Richard N. Burch	7,034	29,250	*
Raymond E. Cleary, III	125,404	24,750	3.15%
E. Thomas Fulmer	11,657	18,000	*
Michael D. Harrington	174,235	24,750	4.17%
Mary Katharine (“Katie”) Huntley	50,700	28,500	1.66%
Joe N. Jarrett, Jr.	51,165	24,750	1.59%
Richard E. Lester	51,112	24,750	1.59%
Leigh Ammons Meese	27,037	21,375	1.02%
Rick H. Seagroves	96,300	24,750	2.54%
Don J. Smith	46,068	24,750	1.49%
Samuel Robert Spann, Jr.	79,344	24,750	2.18%
B. Larkin Spivey, Jr.	42,022	24,750	1.40%
Julien E. Springs	18,402	29,250	1.00%
Walter E. Standish, III	43,575	67,500	2.33%
James C. Yahnis	49,612	24,750	1.56%
River Oaks Capital, LLC 1905 East Wayzata, Suite 140 Wayzata, NM 55391	289,345	—	6.07%
Executive officers and directors as a group (17 persons)	934,668	466,125	29.37%

*	Less than 1%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired upon the exercise of stock options that are or become exercisable within 60 days of the date of this proxy statement.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 4,768,666 shares of common stock outstanding on March 9, 2007.

Proposal No. 2:

Approval of an Amendment to our 1997 Stock Option Plan

General

On April 1, 1997, our shareholders approved the 1997 Stock Option Plan, which authorized the grant of options for up to 165,000 shares of common stock, subject to adjustments for stock splits and stock dividends. In 2003, our board of directors and shareholders approved an amendment to the plan which increased the number of shares of common stock with respect to which options may be granted from 165,000 to 270,000, subject to adjustments for stock splits and stock dividends. In 2005, our board of directors and shareholders approved an amendment to the plan which increased the number of shares of common stock with respect to which options may be granted from 270,000 to 402,702, adjusted for a 3 for 2 stock split on June 2, 2004. On December 21, 2006, the board of directors approved a 3 for 2 stock split increasing the number of options available in the plan to 604,053. As of March 9, 2007, there were options to acquire 588,791 shares outstanding under the plan, with a weighted exercise price of $7.82 per share. Of the outstanding options, 588,791 are currently exercisable. On March 9, 2007, the closing market price of our common stock was $23.75.

Currently, we have only 15,262 shares remaining available for issuance under the plan. We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that the plan has been effective in helping us attract, retain, and motivate our officers, directors, and employees. We are asking our shareholders to approve the amendment to the plan so that we can continue to attract and retain the best available personnel. We believe strongly that the approval of the amendment is essential to our continue success.

The following paragraphs contain a summary of the principal features of the 1997 Stock Option Plan, as amended, a copy of which may be obtained, without charge, by written request to Richard N. Burch, secretary of the company, at Beach First National Bancshares, Inc., 3751 Robert M. Grissom Parkway, Myrtle Beach, South Carolina 29577.

Description of the Plan

Administration and eligibility.  Under the plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options to our employees, directors, and consultants and key advisors. Assuming we obtain approval of the amendment, the number of authorized shares available under the plan would increase from 604,053 to 715,277, and our board would have the discretion to grant options for all or any number of these shares pursuant to incentive stock options. The plan is administered by the compensation committee comprised solely of “disinterested persons” within the meaning of Section 16 of the Exchange Act.

The committee determines the individuals who receive options and the number of shares that are covered by their options. In making such determination, the committee must consider the level and responsibility of the person’s position, the level of the person’s performance, the level of the person’s compensation, the assessed potential of the person, as well as such additional factors as the committee shall deem relevant. The stock option awards are generally, but not exclusively, made to our officers (including non-executive officers).

Exercise price and duration of options.  The option price per share is an amount that is determined by the committee, but it is not less than 100% of the fair market value per share on the date of grant. Unless the committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. Option periods are generally 10 years from the date of grant, except that options may not be exercised after an optionee’s termination of employment (except in certain instances involving death, disability, voluntary retirement, or if the committee expressly states otherwise, at the time of grant). Subject to certain limited exceptions, options granted under the plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by us or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee’s death. The committee may determine that options become exercisable immediately upon a change in control of the company.

Assignability.  Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

Amendment.  The board of directors has the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent.

Effective date.  The effective date of the amendment to the plan shall be April 18, 2007, assuming shareholder approval is received at the annual meeting. If such approval is not received, the plan will continue in effect, unchanged by the proposed amendment.

Federal Tax Consequences

There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

Incentive Stock Options — When an optionee exercises an incentive stock option, the optionee does not at that time realize any income, and the company is not entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price is a preference item for purposes of the alternative minimum tax. The optionee recognizes a capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company is not entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

For purposes of computing the alternative minimum tax with respect to shares acquired pursuant to the exercise of incentive stock options, the difference between the fair market value of the shares on the date of exercise over the exercise price generally will be an item of tax preference in the year of exercise. The basis of the shares for alternative minimum tax purposes, generally, will be an amount equal to the exercise price, increased by the amount of the tax preference taken into account in computing the alternative minimum taxable income.

Nonqualified Stock Options — Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

New Plan Benefits

Assuming we obtain shareholder approval of the amendment to the plan, the number of options we may grant to eligible employees, directors, and consultants will increase from 604,052 to 715,277. New grants under the plan will be in the discretion of the committee and therefore cannot be determined in advance.

Shareholder Approval Required

If a quorum is present, the affirmative vote of the holders of a majority of the total votes cast on the proposal is required for approval of Proposal No. 2.

The board of directors unanimously recommends that shareholders vote “For” the approval of the amendment to the 1997 Stock Option Plan.

The following table sets forth the equity compensation plan information at December 31, 2006.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans(c)
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(a)	warrants and rights(b)	reflected in column(a))

Equity compensation plans approved by security holders	588,791	$7.82	15,262
Equity compensation plans not approved by security holders	0	0	0
Total	588,791	$7.82	15,262

Audit Fees

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005

Audit Fees	$52,175	$78,820
Audit-Related Fees	—	7,486
Tax Fees	6,585	5,975
All Other Fees	1,485	1,325
Total	$60,245	$93,606

Audit Fees.  This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended December 31, 2006 and 2005. Also included are fees related to the issuance of comfort letters and consents related to SEC filings associated with the stock offering.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2006 and 2005. These services principally include limited consultation in assisting with the planning and documentation requirements of the Sarbanes-Oxley Act.

Tax Fees.  This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2006 and 2005. These services include preparation of state and federal tax returns for the Company and its subsidiary.

All Other Fees.  This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2006 and December 31, 2005. These other services in fiscal 2005 consisted primarily of the review of documents associated with forming a limited liability corporation. These other services consisted primarily of consultations and the review of documents related to the formation of a limited liability corporation.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent accountant.

All of the principal accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent accountant.

We have selected the firm of Elliott Davis, LLC to serve as our independent accountants for the year ending December 31, 2007. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Certain Relationships and Related Transactions
Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

On September 1, 2005, we formed a subsidiary, BFNM Building, LLC in partnership with our legal counsel, Nelson Mullins Riley & Scarborough LLP for purposes of acquiring a parcel of land and constructing an office building on the property. Beach First owns two-thirds of BFNM Building, LLC and Nelson Mullins Riley & Scarborough owns the remaining one-third. The building is a three-story, 46,066 square foot office building located on 3.5 acres at the southwest corner of Robert Grissom Parkway and 38th Avenue North in Myrtle Beach, South Carolina. The building was completed in December 2006, and in December 2006, Beach First moved its main office to this location, and Nelson Mullins Riley & Scarborough relocated its Myrtle Beach legal office to the building. BFNM Building, LLC purchased the land for approximately $1.8 million and it is financing the construction project through a third-party lender with each of the owners being responsible for their respective interests in the project. The total land and construction project cost approximately $7.0 million, exclusive of tenant improvements. Beach First leases two-thirds of the building (approximately 30,000 square feet) from the entity that owns the building. Because Beach First only occupies approximately 12,000 square feet of space, we are intending to lease the other 18,000 square feet of our portion to outside tenants. Nelson Mullins Riley & Scarborough will lease the remaining one-third of the building from the entity that owns it.

On September 1, 2005, BFNM Building, LLC, entered into an A1A Document A114-2001 Standard Form of Agreement between Owner and Contractor with Harrington Construction Company and Graham Group Architects to construct the building on the property for $5,237,478. Michael D. Harrington, one of our directors, is the owner and president of Harrington Construction Company. Harrington Construction Company

was awarded the contract after a competitive bidding process. Harrington Construction Company’s total fee for the project is approximately $233,116.

The Company has adopted a Conflict of Interest/Code of Ethics Policy which contains disclosure procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. Pursuant to our principles of corporate governance, the Board expects directors, officers, and employees of the Company to behave ethically and to adhere to the Company’s Code of Ethics. This policy also requires the Company’s bank subsidiaries to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Directors must disclose to other directors, the Chairman, and the Secretary any potential conflicts of interest they may have with respect to any matter under discussion and refrain from voting on any matter in which they have a conflict. Directors are required to recuse themselves from any discussion or decision affecting their personal, business, or professional interests. The Company’s Corporate Governance Committee annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under Nasdaq Global Market listing standards and applicable SEC rules.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2006.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2008 Annual Meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 20, 2007. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices on or before the later to occur of (i) 60 days prior to the annual meeting; or (ii) 10 days after notice of the annual meeting is provided to shareholders.

By Order of the Board of Directors,

Richard N. Burch, Secretary

March 22, 2007
Myrtle Beach, South Carolina

PROXY

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF BEACH FIRST NATIONAL BANCSHARES, INC. to be held on April 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby constitutes and appoints Raymond E. Cleary, III and Richard N. Burch, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 18, 2007 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” the proposal to elect the five identified Class III directors to serve on the Board of Directors each for three-year terms, and “FOR” the proposal to amend the 1997 Stock Option Plan to increase the shares available for issuance by 111,224. If any other business is presented at the meeting, including a motion to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

(Continued and to be signed on reverse side)

▲   FOLD AND DETACH HERE   ▲

Please mark your votes as indicated in this example.	☒

		FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees	AGAINST
1.	PROPOSAL to elect the five identified Class III directors to serve for three year terms.	☐	☐	☐

Nominees: Class III –	James C. Yahnis Samuel R. Spann, Jr. B. Larkin Spivey, Jr. Leigh Ammons Meese E. Thomas Fulmer
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.

		FOR	AGAINST
2.	PROPOSAL to amend Beach First National Bancshares, Inc. 1997 Stock Options Plan as amended to increase the shares available for issuance by 111,224.	☐	☐

Signature of Shareholder(s)	Dated:	, 2007

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

▲   FOLD AND DETACH HERE   ▲

DETACH CARD	Please detach proxy at perforation before mailing.